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                                                                     Exhibit 2.3


                                                                  EXECUTION COPY


                      AGREEMENT AND PLAN OF REORGANIZATION

       This Agreement and Plan of Reorganization is entered into as of this 6th day of June, 2000 by and among CHARLES RIVER LABORATORIES INTERNATIONAL, INC., a Delaware corporation ("Charles River"), CRL ACQUISITION LLC, a Delaware Limited Liability Company that has elected to be treated as a corporation for U.S. federal and state income tax purposes ("LLC"), and B&L CRL, INC., a Delaware corporation and a subsidiary of Bausch & Lomb Incorporated ("CRL").

                                    RECITALS

       A. LLC, a limited liability company organized in Delaware which has elected to be treated as an association taxable as a corporation for all relevant Federal and state income tax purposes, is owned by DLJ Merchant Banking Partners, II, L.P. and affiliated funds and entities (collectively, the "DLJMB Funds"), certain members of the management of Charles River and certain other investors. On September 29, 1999, LLC acquired 87.5% of the common stock of Charles River. The remaining 12.5% of the stock of Charles River was retained by CRL.

       B. As a result of recent favorable financial developments affecting the value of the business of Charles River=s operating subsidiary and the biotech industry it serves, the parties have determined that the business objectives of the participants can best be advanced by an initial public offering of shares of common stock of Charles River. In order to insure that substantially all the present economic owners of the business, including particularly the individuals directly involved in the management of the enterprise, hold shares of common stock in the same corporate entity that will offer stock to the public, the parties have undertaken to restructure their present ownership arrangement.

       C. The proposed Plan of Reorganization which, as between the parties to this Agreement, is intended to qualify as a reorganization within the meaning of
Section 368(a)(1)(D) of the Internal Revenue Code for Federal income tax purposes and the comparable provisions of the income tax laws of all relevant states, involves (i) LLC and CRL, the present shareholders of Charles River, exchanging the shares of common stock they presently hold for shares of new common stock of Charles River ("New Stock") (on the basis of 1.9269802 shares of New Stock for each share presently held); (ii) the termination of LLC=s status as a corporate entity for Federal and state income tax purposes; and (iii) LLC=s distribution of all of the New Stock received in the exchange allocable to the individual members of LLC engaged in the management of Charles River to such individuals and 90% of the remaining shares of New Stock received in the exchange to its remaining members.

       ACCORDINGLY, on the basis of the respective representations, warranties and covenants set forth below, the parties hereto agree as follows:


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       Section 1.  REORGANIZATION EXCHANGE.  Subject to the conditions set forth herein, at the Closing (as defined below): (a) LLC shall transfer and deliver to Charles River all of LLC's then-existing assets and business (including without limitation 9,000,000 shares of the common stock of Charles River), free and clear of all liabilities, obligations, claims, security interests and encumbrances, in exchange for 17,342,822 shares of the New Stock, and (b) CRL shall transfer and deliver to Charles River all of its 1,285,715 shares of common stock of Charles River (together with the 9,000,0000 shares being transferred and delivered by LLC, the "Old Shares"), free and clear of all liabilities, obligations, claims, security interest and encumbrances, in exchange for 2,477,547 shares of New Stock.

       Section 2. CLOSING. The transfer and exchange shall take place at the offices of Ropes & Gray at the time and date mutually agreed to by the parties hereto but in no event later than immediately prior to the Securities and Exchange Commission declaring effective the Registration Statement on Form S-1 (Registration No. 333-35524) filed by Charles River on April 25, 2000, as amended by Amendment No. 1 thereto filed on June 6, 2000, relating to its initial public offering of its common stock (the "Closing"). From time to time, whether at or after the Closing and without further consideration, each party hereto shall execute and deliver such instruments of conveyance and transfer and take such other actions as the other party may reasonably require to effect the exchange.

       Section 3. DISTRIBUTION BY LLC. As soon as practicable following the Closing and in accordance with the plan of reorganization contemplated by this Agreement, LLC shall take all such action as may be necessary or appropriate to terminate its existence as a corporation for Federal and state income tax purposes and distribute to its members who are employees of Charles River their pro-rata share of the New Stock received by LLC in the exchange and distribute to the remaining members of LLC on a pro rata basis 90% of the remaining New Stock received by LLC in the exchange.

       Section 4.  REPRESENTATIONS, WARRANTIES AND COVENANTS

               4.1.  LLC represents, warrants and agrees that:

                     (a) ORGANIZATION AND GOOD STANDING. LLC is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all the power and authority necessary to carry on its business as now conducted and to enter into and carry out the transactions contemplated by this Agreement and Plan of Reorganization.

                     (b) LIABILITIES. All liabilities, if any, of LLC will be satisfied by LLC or its members in connection with the liquidating transaction described below and LLC will indemnify and hold Charles River harmless from any such claim or liability.


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                     (c) TAX STATUS AND ASSETS TRANSFERRED.  (i) LLC effectively elected to be taxed as a corporation for all relevant Federal and state tax purposes as of the date of its formation; and (ii) as a result of the exchange described in Section 1 hereof, Charles River will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by LLC prior to the exchange.

               4.2.  Charles River represents, warrants and agrees that:

                     (a) ORGANIZATION AND GOOD STANDING. Charles River is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all the power and authority necessary to carry on its business as now conducted and to enter into and carry out the transactions contemplated by this Agreement and Plan of Reorganization.

                     (b) OUTSTANDING STOCK. Immediately following the exchange contemplated by Section 1, but prior to the contemplated public offering of Charles River's New Stock, the total number of shares of New Stock that will be outstanding is 19,820,369.

               4.3.  CRL represents, warrants and agrees that:

                     (a) ORGANIZATION AND GOOD STANDING. CRL is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all the power and authority necessary to carry on its business as now conducted and to enter into and carry out the transactions contemplated by this Agreement and Plan of Reorganization.

       Section 5.  GENERAL PROVISIONS.

               5.1. ENTIRE AGREEMENT.  This Agreement and Plan of Reorganization
                    represents the entire agreement of the parties' hereto.

               5.2. EXPENSES.  Any expenses in connection with this Agreement or the transactions herein provided for shall be paid for by the party incurring such expenses.


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               5.3. NOTICES. All notices, requests, demands and other
                    communication pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid to Charles River at:

                           Charles River Laboratories International, Inc. 251 Ballardvale Street
                           Wilmington, Massachusetts 01887
                           Attention: Dennis Shaughnessy

                    or if to LLC, at

                           CRL Acquisition LLC
                           c/o DLJ Merchant Banking Partners II, L.P.
                           277 Park Avenue
                           New York, NY  10017
                           Attention: Thompson Dean

                    or if to CRL, at

                           B&L CRL, Inc.
                           c/o Bausch & Lomb Incorporated
                           One Bausch & Lomb Place
                           Rochester, New York  14604
                           Attention: Alan Farnsworth

               5.4. COUNTERPARTS.  This Agreement and Plan of Reorganization may
                    be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               5.5. GOVERNING LAW.  This Agreement and Plan of Reorganization
                    shall be governed by and construed in accordance with the laws of the State of Delaware.

               5.6. NO WAIVER.  The parties agree that nothing in this Agreement and Plan of Reorganization shall constitute a waiver of any rights of any of the parties or their related entities under the Recapitalization Agreement dated as of July 25, 1999, by and among Bausch & Lomb Incorporated, Charles River, CRL and certain other entities, as amended by Amendment No. 1 thereto dated as of September 1, 1999, and the other agreements executed in connection therewith.


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         IN WITNESS WHEREOF, the parties have duly executed this Agreement and
Plan of Reorganization as of the date first above written.


                  CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                  /s/ Charles River Laboratories International, Inc.
                  -----------------------------------------------------


                  CRL ACQUISITION LLC

                  /s/ CRL Acquisition LLC
                  -----------------------------------------------------


                  B&L CRL, INC.

                  /s/ B&L CRL, Inc.
                  -----------------------------------------------------


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